Exhibit 99.1

Presidio Completes Acquisition of INX Inc.
Acquisition Creates Leading National Advanced IT Solution Provider

Greenbelt, MD – December 30, 2011 – Presidio, Inc. announced that effective today, the company has completed its previously announced acquisition of INX Inc.

In accordance with the terms of the definitive agreement, which was announced on November 1, 2011, Presidio has acquired all outstanding common stock of INX.   Going forward, INX will operate as a subsidiary of Presidio Networked Solutions, Inc., and will no longer be a publicly traded stock on the NASDAQ exchange.   Presidio, Inc. is owned by American Securities LLC and management.

“We are excited to complete the acquisition of INX and begin moving forward as one unified company.  Bringing these two outstanding companies together enables us to broaden our portfolio of services and solutions and to significantly expand our footprint across the U.S.,” commented Kevin Penn, Presidio’s Chairman and a managing director of American Securities. “We are in a great position to build on our industry leadership position and look forward to a successful 2012.”

As a result of the acquisition, Presidio now employs more than 1,800 IT professionals operating out of over 45 offices across the United States.  Presidio offers clients unparalleled access to world-class consulting, engineering and technical resources.  Presidio delivers advanced data center/virtualization, collaboration, security and network infrastructure solutions for commercial and public sector clients.  The company also offers a full suite of mature managed and hosted services offerings associated with those architectures.

“We are looking forward to bringing the INX and Presidio organizations together,” said Ben Patz, Presidio Divisional President, who is leading the integration initiative. “There are tremendous synergies between our organizations.  We are both focused on delivering innovative, purpose-built solutions that solve our clients’ most challenging problems.  I am confident that we will work through the integration process quickly and look forward to bringing the best of both firms to our clients.”

Mayer Brown LLP acted as legal advisor to INX’s Board of Directors in connection with the transaction.  Weil Gotshal & Manges LLP served as legal advisor to Presidio.

About Presidio
Presidio is a leading provider of professional and managed services for advanced IT solutions. Presidio addresses its clients’ complete information technology lifecycle – enabling clients to plan, design, implement, test and operate their technology investments. Presidio's comprehensive portfolio includes data center/virtualization, unified communications/collaboration, security, mobility and contact center technology solutions as well as managed services. Holding the highest industry certifications from partners such as Cisco, EMC, HP, IBM, NetApp, VMware and Microsoft, Presidio is well-positioned to meet the growing needs of organizations migrating to advanced technologies. Presidio also offers clients an extensive suite of financing solutions, including leasing. For more information visit: www.Presidio.com.

About American Securities
Headquartered in New York with an office in Shanghai, American Securities is a leading U.S. middle-market private equity firm that invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion. American Securities has approximately $8 billion under management and is currently investing from its sixth fund. The firm traces its roots to the family office founded in 1947 by William Rosenwald to invest and manage his share of the Sears, Roebuck & Co. fortune. More information about American Securities can be found at www.american-securities.com.

Press Contact for Presidio:
John DeSarbo
Senior Vice President, Marketing
301-313-2084
jdesarbo@Presidio.com

Press Contact for American Securities:
Anne Board
Director of External Relations
212-476-4967